Filed under Rule 424(b)(3), Registration Statement No. 333-123535-01
Pricing Supplement No. 157 — Dated Monday, November 14, 2005 (To: Prospectus Dated April 29, 2005 and Prospectus Supplement Dated April 29, 2005)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8ZF9	$6,928,000.00	100.000%	0.400%	$6,900,288.00	FIXED	4.900%	MONTHLY	11/15/2007	12/15/2005	$3.81	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

2338E8ZG7	$2,312,000.00	100.000%	0.625%	$2,297,550.00	FIXED	5.000%	QUARTERLY	11/15/2008	02/15/2006	$12.22	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

2338E8ZH5	$1,198,000.00	100.000%	1.000%	$1,186,020.00	FIXED	5.400%	SEMI-ANNUAL	11/15/2010	05/15/2006	$26.70	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

2338E8ZJ1	$1,785,000.00	100.000%	2.000%	$1,749,300.00	FIXED	6.400%	SEMI-ANNUAL	11/15/2020	05/15/2006	$31.64	YES

Redemption Information: The Notes may be redeemed at 100.000% on 11/15/2008 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

The DaimlerChrysler North America Holding Corporation InterNotes® will be subject to redemption at the option of DaimlerChrysler North America Holding Corporation, in whole on the interest payment date occurring any time on or after 11/15/2008 at a redemption price equal to 100% of the principal amount of the DaimlerChrysler North America Holding Corporation InterNotes®, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

DaimlerChrysler North America Holding Corporation	Trade Date: Monday, November 14, 2005 @ 12:00 PM ET
Settle Date: Thursday, November 17, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00

$5,000,000,000.00	Initial trades settle flat and clear SDFS: DTC Book Entry only
DaimlerChrysler North America Holding Corporation InterNotes®	DTC Number 0235 via RBC Dain Rauscher Inc.

The Agents and the dealers may sell the Notes to certain dealers at a discount not in excess of the commission received by them.

§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on June 24, 2005, is incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.